AMENDMENT NO. 4
TO
SECOND AMENDED AND RESTATED
MASTER ADMINISTRATIVE SERVICES AGREEMENT
     The Second Amended and Restated Master Administrative Services Agreement (the “Agreement”), dated July 1, 2006, by and between Invesco Advisers, Inc., a Delaware corporation, and AIM Investment Funds, a Delaware statutory trust, is hereby amended as follows:
WITNESSETH:
     WHEREAS, the parties desire to amend the Agreement to add the following series portfolios: Invesco Alternative Opportunities Fund, Invesco Commodities Strategy Fund, Invesco FX Alpha Plus Strategy Fund, Invesco FX Alpha Strategy Fund, Invesco Global Advantage Fund, Invesco Global Dividend Growth Securities Fund, Invesco Health Sciences Fund, Invesco International Growth Equity Fund, Invesco Pacific Growth Fund, Invesco Van Kampen Emerging Markets Fund, Invesco Van Kampen Global Bond Fund, Invesco Van Kampen Global Equity Allocation Fund, Invesco Van Kampen Global Franchise Fund, Invesco Van Kampen Global Tactical Asset Allocation Fund, Invesco Van Kampen International Advantage Fund, Invesco Van Kampen International Growth Fund (collectively, the “Portfolios”);
     NOW, THEREFORE, the parties agree as follows:
     Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:
“APPENDIX A
TO
MASTER ADMINISTRATIVE SERVICES AGREEMENT
OF
AIM INVESTMENT FUNDS

Portfolios	Effective Date of Agreement
AIM Balanced-Risk Allocation Fund	May 29, 2009
AIM China Fund	July 1, 2006
AIM Developing Markets Fund	July 1, 2006
AIM Global Health Care Fund	July 1, 2006
AIM International Total Return Fund	July 1, 2006
AIM Japan Fund	July 1, 2006
AIM LIBOR Alpha Fund	July 1, 2006
AIM Trimark Endeavor Fund	July 1, 2006
AIM Trimark Fund	July 1, 2006
AIM Trimark Small Companies Fund	July 1, 2006
Invesco Alternative Opportunities Fund	February 12, 2010
Invesco Commodities Strategy Fund	February 12, 2010
Invesco FX Alpha Plus Strategy Fund	February 12, 2010
Invesco FX Alpha Strategy Fund	February 12, 2010
Invesco Global Advantage Fund	February 12, 2010
Invesco Global Dividend Growth Securities Fund	February 12, 2010
Invesco Health Sciences Fund	February 12, 2010
Invesco International Growth Equity Fund	February 12, 2010

Portfolios	Effective Date of Agreement
Invesco Pacific Growth Fund	February 12, 2010
Invesco Van Kampen Emerging Markets Fund	February 12, 2010
Invesco Van Kampen Global Bond Fund	February 12, 2010
Invesco Van Kampen Global Equity Allocation Fund	February 12, 2010
Invesco Van Kampen Global Franchise Fund	February 12, 2010
Invesco Van Kampen Global Tactical Asset Allocation Fund	February 12, 2010
Invesco Van Kampen International Advantage Fund	February 12, 2010
Invesco Van Kampen International Growth Fund	February 12, 2010
The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*	Net Assets
0.023%	First $1.5 billion
0.013%	Next $1.5 billion
0.003%	Over $3 billion

*	Annual minimum fee is $50,000. An additional $10,000 per class of shares is charged for each class other than the initial class. The $10,000 class fee is waived for any of the above Portfolios with insufficient assets to result in the payment of more than the minimum fee of $50,000.”
     All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.
Dated: February 12, 2010

INVESCO ADVISERS, INC.

Attest:	/s/ Melanie Ringold Assistant Secretary	By:	/s/ John M. Zerr John M. Zerr
Senior Vice President

(SEAL)

AIM INVESTMENT FUNDS

Attest:	/s/ Melanie Ringold Assistant Secretary	By:	/s/ John M. Zerr John M. Zerr
Senior Vice President
(SEAL)